NoFire Technologies, Inc. (NFTI)
Code of Ethics for the CEO and CFO


The Chief Executive Officer ("CEO"), or those performing similar functions, and all Senior Financial Officers (including particularly the Chief Financial Officer) are subject to the following specific policies relating to ethical conduct and fair dealing, conflicts of interest, confidentiality of NFTI information and compliance with law


Be committed to the highest standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between their personal and professional relationships in the performance of their duties as CEO and Senior Financial Officers of NFTI.

Be committed to the full, fair, accurate, timely and understandable disclosure in reports and documents that NFTI file with, or submits to, the SEC and in other public communications made by NFTI, of all information relating to NFTI, its financial condition and results of operations.

Be committed to compliance with all applicable governmental laws, rules and regulations relating to the conduct of the businesses of NFTI and to required reports regarding the financial condition and results of business operations of NFTI, including the laws of all countries in which NFTI operates.

Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one' s independent judgment to be subordinated to any personal interest.

Respect the confidentiality of information acquired in the course of serving as CEO or a Senior Financial Officer of NFTI except when authorized or otherwise legally obligated to make disclosure. Confidential information shall not be used for personal advantage.

Report violations of this Code of Ethics to The General Counsel or directly to the Audit Committee of the Board of Directors of NFTI, as soon as practicable after learning of any such violation.

7 .Report to the General Counsel or Audit Committee any information concerning
(a) significant deficiencies in the design or operation of internal controls
(b) which could adversely affect NFTI's ability to record, process,
(c) summarize and report financial data or (b) any fraud, whether or not
(d) material, that involves management: or other employees who have a
(e) significant role in NFTI's financial reporting, disclosure or internal
(f) controls.

8Report to the General Counsel or Audit Committee any material violations of the securities or other laws, rules or regulations applicable to NFTI and the operations of its business, by NFTI or any agent thereof.

Hold themselves accountable for adherence to this Code of Ethics, and Understand that NFTI's Board of Directors will hold them accountable, as CEO or
 Senior Financial Officers of NFTI, to this Code of Ethics.